CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2016, with respect to the financial statements and financial highlights of the Elkhorn S&P 500 Capital Expenditures Portfolio (one of the funds constituting the Elkhorn ETF Trust) appearing in the March 31, 2016 Annual Report to Shareholders on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 53 to the Registration Statement No. 333-201473 on Form N-1A (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the under the captions “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

Chicago, Illinois
July 28, 2016